                                                                    Exhibit 10.9

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                            ASSET PURCHASE AGREEMENT

                         dated as of December 20, 1995

                                  by and among

                                 JANNOCK, INC.,

                          HERITAGE VINYL PRODUCTS INC.

                                      and

                 THE GSI GROUP, INC. f/k/a GRAIN SYSTEMS, INC.



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


                                                                            Page


RECITALS..................................................................     1

ARTICLE I

     DEFINITIONS; CLOSING; ENTRY INTO AGREEMENT

     1.01.  Definitions...................................................     1
     1.02.  Closing.......................................................     5
     1.03.  Entry into Agreement..........................................     5

ARTICLE II

     PURCHASE AND SALE

     2.01.  Transfer of Assets............................................     5
     2.02.  Purchase Price................................................     6
     2.03.  Instruments of Conveyance.....................................     6
     2.04.  Assumption of Liabilities.....................................     6
     2.05.  Adjustment of Purchase Price..................................     6
     2.06.  Allocation of Total Consideration.............................     7
     2.07.  Further Assurances............................................     7
     2.08.  Referrals and Deliveries......................................     8
     2.09.  Risk of Loss..................................................     8
     2.10.  Transfer Taxes, Etc...........................................     8
     2.11.  Proration of Certain Taxes....................................     8

ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF SELLER

     3.01.  Organization, Standing, and Authority.........................     9
     3.02.  Seller Subsidiaries...........................................     9
     3.03.  Authority.....................................................     9
     3.04.  Financial Statements..........................................    10
     3.05.  Absence of Undisclosed Liabilities............................    10
     3.06.  [Intentionally Left Blank]....................................    10
     3.07.  Compliance with Laws; Condemnation............................    10
     3.08.  Employee Benefit Plans........................................    11
     3.09.  Material Contracts............................................    12
     3.10.  Material Contract Defaults....................................    14
     3.11.  Legal Proceedings.............................................    14
     3.12.  Absence of Certain Changes or Events..........................    14
     3.13.  [Intentionally Left Blank.]...................................    14
     3.14.  Properties....................................................    14
     3.15.  Intellectual Property.........................................    15
     3.16.  Insurance.....................................................    15
     3.17.  Employee Relations............................................    16
     3.18.  Filings, Etc..................................................    17

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
     3.19.  Consents.......................................................   17
     3.20.  Indebtedness...................................................   17
     3.21.  Certain Transactions and Agreements............................   17
     3.22.  Adequacy of Assets.............................................   18
     3.23.  Customers and Suppliers........................................   18
     3.24.  Powers-of-Attorney.............................................   18
     3.25.  Accounts Receivable............................................   18
     3.26.  Inventory......................................................   18
     3.27.  Warranty and Repair Expense; Product Liability.................   19

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF BUYER

     4.01.  Organization, Standing, and Authority..........................   19
     4.02.  Authority......................................................   19
     4.03.  Compliance with Laws; Legal Proceedings; Consents..............   20

ARTICLE V

     COVENANTS OF SELLER

     5.01.  Restrictions on Competition....................................   20
     5.02.  Conduct of Business Prior to Closing...........................   21
     5.03.  Exclusivity....................................................   23
     5.04.  Access.........................................................   23
     5.05.  Consents.......................................................   23
     5.06.  Confidentiality................................................   23

ARTICLE VI

     COVENANTS OF BUYER

     6.01.  Brokers........................................................   24
     6.02.  Consents.......................................................   24
     6.03.  Confidentiality................................................   24
     6.04.  Employees; Employee Compensation...............................   25
     6.05.  Cooperation Concerning Leases..................................   26
     6.06.  Cooperation Concerning Customers...............................   26
     6.07.  Due Diligence Results..........................................   26
     6.08.  Cooperation Concerning Retained Liabilities....................   26
     6.09.  Closing Requirements...........................................   26

ARTICLE VII

     CONDITIONS

     7.01.  Conditions to Buyer's Obligation to Close.......................  27
     7.02.  Conditions to Seller's Obligation to Close......................  28

ARTICLE VIII

     ENVIRONMENTAL MATTERS

     8.01.  Environmental Representations and Warranties of Seller..........  30
     8.02.  Environmental Covenant of Seller................................  32

ARTICLE IX

     GUARANTY

     9.01.  Guaranty Provisions.............................................  32

ARTICLE X

     TERMINATION

     10.01.  Termination....................................................  34
     10.02.  Effect of Termination..........................................  35

ARTICLE XI

     SURVIVAL; INDEMNIFICATION

     11.01.  Survival.......................................................  35
     11.02.  Indemnification by Seller......................................  35
     11.03.  Indemnification by Buyer.......................................  36
     11.04.  Indemnification Procedures.....................................  37
     11.05.  Limitations....................................................  39

ARTICLE XII

     GENERAL PROVISIONS

     12.01.  Notices........................................................  40
     12.02.  Counterparts...................................................  42
     12.03.  Submission to Jurisdiction; Waiver of Jury Trial...............  42
     12.04.  Specific Performance, Etc......................................  42
     12.05.  Governing Law..................................................  43
     12.06.  Expenses.......................................................  43
     12.07.  Waiver; Amendment..............................................  43


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
     12.08.  Entire Agreement; No Third-Party Beneficiaries; Etc............  43
     12.09.  Assignment.....................................................  43
     12.10.  Knowledge of Seller............................................  44
     12.11.  Announcements..................................................  44
     12.12.  Construction...................................................  44
     12.13.  Limited Joinder................................................  45

Schedule 1.01(a)    Equipment
Schedule 1.01(b)    Molds and Tooling
Schedule 1.01(c)    Assigned Contracts
Schedule 1.01(d)    Computer Hardware and Software
Schedule 1.01(e)    Assumed Liabilities
Schedule 1.01(f)    Latest Balance Sheet
Schedule 1.01(g)    Leases
Schedule 2.05       Basis of Preparation of Closing Date Balance Sheet
Schedule 2.06       Allocation of Total Consideration
Schedule 3.03(b)    Required Appraisals
Schedule 3.04(b)    Additional Financial Information
Schedule 3.04(c)    Certain Books and Records of Seller
Schedule 3.08(a)    Employee Benefit Plans
Schedule 3.08(f)    Certain Employee Payments
Schedule 3.08(g)    Commitments RE: Employee Benefits Plans
Schedule 3.09       Material Contracts
Schedule 3.11       Legal Proceedings
Schedule 3.12       Material Changes
Schedule 3.14(a)    Real Property
Schedule 3.15(a)    Intellectual Property Registrations
Schedule 3.15(c)    Intellectual Property Matters
Schedule 3.16       Insurance
Schedule 3.17(a)    Employee Matters
Schedule 3.18(a)    Required Permits
Schedule 3.18(c)    Orders
Schedule 3.19       Consents
Schedule 3.20       Indebtedness
Schedule 3.21       Certain Transactions
Schedule 3.23       Customers and Suppliers
Schedule 3.24       Powers-of-Attorney
Schedule 3.27       Text of Product Warranty
Schedule 5.02(a)    Planned Capital Expenditures
Schedule 8.01(g)    Environmental Assessments

Exhibit A           Form of Escrow Agreement
Exhibit B           Form of General Warranty Deed
Exhibit C           Form of Bill of Sale
Exhibit D           Text of Opinion of Counsel for Seller and Owners
Exhibit E           Form of Transitional Services Agreement
Exhibit F           Text of Opinion of Counsel for Buyer and Parent

     THIS ASSET PURCHASE AGREEMENT, dated as of the 20th December, 1995 (this "Agreement"), by and among JANNOCK, INC., a Delaware corporation ("Parent"), HERITAGE VINYL PRODUCTS INC., a Delaware corporation ("Buyer"), and THE GSI GROUP, INC. f/k/a GRAIN SYSTEMS, INC., a Delaware corporation ("Seller"), and joined in by LARRY SLOAN, JOHN C. SLOAN, JAMES E. SLOAN and THOMAS G. SLOAN (collectively the "Owners") for the limited purposes set forth in Section 12.13 hereof.

                                   RECITALS:

     A. Buyer desires to acquire, and Seller desires to sell, all the assets of Seller used primarily in the business of Seller's Heritage Vinyl Products Division (other than Owners' Real Property, as hereinafter defined) on the terms and subject to the conditions contained herein.

     B. Buyer desires to acquire, and Owners desire to sell, Owners' Real Property on the terms and subject to the conditions set forth herein;

     C. Buyer is a wholly-owned subsidiary of Parent and Parent is willing to guaranty the obligations of Buyer hereunder as herein provided.

     D. Concurrently with the execution and delivery of this Agreement, Seller, Buyer and Chicago Title Insurance Co. (the "Escrow Agent") shall enter into an escrow agreement in the form of Exhibit A hereto (the "Escrow Agreement"), whereby Buyer shall deposit the Escrow Sum (as defined in the Escrow Agreement) with the Escrow Agent.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:



                                   ARTICLE I

                   DEFINITIONS; CLOSING; ENTRY INTO AGREEMENT

     1.01.  The following terms used herein shall be defined as set forth below:

          "Affiliate" of a person shall mean any person controlling, controlled by or under common control with such person, including, in the case of Seller, any shareholder of Seller.

          "Assets" shall mean all of the properties, claims, contracts and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated) of Seller and Owners used primarily in the Business, other than the Excluded Assets. The Assets shall include, without limitation, all of the following properties used primarily in the Business: (i) the land and buildings located in Macon, Mississippi and more particularly described in Schedule 3.14(a) hereto (the "Real Estate"), (ii) all production equipment, maintenance equipment and blending equipment, trucks, trailers, tankers and office equipment, wherever located, as set forth on Schedule 1.01(a) hereto and all other equipment which becomes property of Seller in connection with the termination of a Terminated Lease pursuant to Section 5.02(e) hereof (the "Equipment"),
     (iii) all tooling, dies and molds related to extrusion or injection molding, wherever located, as set forth on Schedule 1.01(b) hereto and all other tooling, dies and molds which become property of Seller in connection with the termination of a Terminated Lease pursuant to Section 5.02(e) hereof (the "Molds and Tooling"), (iv) all books, records, customer lists, advertising materials, whether in written, video-taped or other forms, and other documents, wherever located, (v) the patents, trademarks, trade secrets and other intellectual property set forth on a Schedule 3.15(a) hereto, (vi) the purchaser orders, contracts and agreements set forth on
     Schedule 1.01(c) hereto and all contracts and agreements of Seller related primarily to the Business which, by virtue of the terms of Section 3.09, are not required to be disclosed on Schedule 3.09 (the "Assigned Contracts"), (vii) the inventory, accounts receivable, prepaid expenses and other current assets of the Business, less any reserve for doubtful accounts (the "Current Assets"), all calculated in accordance with Schedule
     2.05 hereto, (viii) all good will associated with the Business as a going concern, together with the exclusive right for Buyer to represent itself as carrying on the Business in continuation of and in succession to Seller, including the exclusive right to use the name "Heritage Vinyl Products" or any variation thereof as a part of the name of or in connection with the Business or any part thereof carried on or to be carried on by Buyer, and
     (ix) computer hardware and software used primarily in the Business, as set forth on Schedule 1.01(d), and the accounting, customer, financial, engineering, manufacturing and other data and information in other computer systems of Seller primarily related to the Business; provided, that the Assets shall not include any of the Excluded Assets. Schedules 1.01(a) through (d) shall set forth the location of each Asset covered thereby.

          "Assumed Liabilities" shall mean only the following liabilities and obligations of the Business: (i) the accounts payable, accrued current liabilities and expenses (including, without limitation, accrued wages and benefits and accrued warranty expense) and rebate advance liability to suppliers of the Business as of the Closing Date (including, without limitation, the Shintech rebate liability) set forth on the Latest Balance Sheet and all current liabilities and obligations incurred or accrued by the Business thereafter in the ordinary course consistent with past practices through and including the Closing Date (the "Current Liabilities"), (ii) Seller's liabilities and obligations under the Assigned Contracts, (iii) all of Seller's usual and customary product replacement and product warranty obligations with respect to the products of the Business and (iv) the other liabilities, if any, set forth on Schedule 1.01(e) hereto.

          "Business" shall mean all business conducted by the Heritage Vinyl Products Division of Seller.

          "Closing Date" shall mean the date of the Closing contemplated by
     Section 1.02 hereof.

          "Environmental Assessments" shall mean the Phase I and, if necessary in the opinion of Buyer, Phase II environmental assessments obtained by Buyer with respect to the Real Estate.

          "Excluded Assets" shall mean (i) cash, cash equivalents or marketable securities, (ii) computer hardware or software (other than as described in the definition of "Assets"), including without limitation all Qantel and CAD/Key hardware and software, with respect to Seller's computer systems (provided that Buyer shall acquire and there is included in the Assets all data and information therein which is primarily related to the Business),
     (iii) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment with respect to the Excluded Assets and the Retained Liabilities (as defined in Section 2.04 hereof) including, without limitation any of the foregoing relating to taxes, (iv) all insurance policies and any prepaid premiums with respect thereto, (v) the obligation of any Employee to repay loans made by Seller to such Employee and (vi) Seller's rights under this Agreement and related documents.

          "Employee" shall mean any employee of Seller who is actively employed primarily in the conduct of the Business on the Closing Date.

          "GAAP" shall mean generally accepted accounting principles as in effect on the date hereof.

          "Indebtedness" shall mean obligations on account of money borrowed, bonds, debentures, notes or similar instruments, capitalized leases, letters of credit or guarantees.

          "Latest Balance Sheet" shall mean the combined balance sheet of the Heritage Vinyl Products Division of The GSI Group, Inc. f/k/a Grain Systems, Inc. and Macon Improvement as of September 30, 1995, and Supplemental Information prepared by Seller and attached hereto as Schedule 1.01(f).

          "Leases" shall mean the equipment, mold or tooling leases or agreements in the nature of a lease, which are disclosed on Schedule 1.01(g) hereto.

          "Lien" shall mean any mortgage, lien, charge, security interest, encumbrance or other right of third parties.

          "Material Adverse Effect" shall mean a material adverse effect on the Assets, the business, liabilities or financial condition of the Business, taken as a whole, or Seller's or Owners' ability to consummate the transactions contemplated by this Agreement.

          "Owners' Real Property" shall mean the land constituting the Real Estate and all those buildings or portions thereof located on such land as shall be owned by Owners.

          "Permitted Liens" shall mean any of the following liens: (i) statutory liens for personal property taxes or real estate taxes or assessments not yet delinquent or payable subsequent to the Closing Date, (ii) statutory or common law liens securing payment or performance of any obligation of Seller relating to the Business, the payment or performance of which is not delinquent, or which are payable or performable subsequent to the Closing Date or (iii) any easements, rights of way, restrictions, installations or public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar liens or encumbrances that do not materially interfere with the use by Seller of the property subject thereto or affected thereby.

          The term "a person" shall mean an individual, corporation, trust, partnership or other entity.

          "Seller's Assets" shall mean all the Assets except Owners' Real Property.

          "Total Consideration" shall mean the sum of (i) the Purchase Price plus (ii) any amount paid by Buyer pursuant to Section 6.05 to purchase Assets previously subject to a Terminated Lease plus (iii) the Assumed Liabilities.

     1.02. Closing. Unless this Agreement is earlier terminated, the closing of the purchase and sale of the Assets and the Assumption of the Assumed Liabilities, as contemplated herein (the "Closing"), shall take place on January 11, 1996, at the offices of Sachnoff & Weaver, Ltd., 30 South Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m., local time, or as soon thereafter as the conditions set forth in Article VII have been satisfied, upon five days notice from Seller or Buyer to the other, or such other place and time as the parties mutually agree.

     1.03. Entry into Agreement. On or prior to 5:00 p.m., Eastern time, on Wednesday, December 20, 1995, Buyer shall deliver to Seller (i) appropriate evidence that Buyer's and Parent's respective Boards of Directors have authorized and approved the transaction contemplated herein, including without limitation, the execution, delivery and performance of this Agreement by Parent and Buyer, (ii) not less than two (2) original copies of this Agreement executed by Parent and Buyer and (iii) a check made payable to the Escrow Agent in the amount of $250,000.00 (the "Earnest Money"). If the foregoing are received by Seller in a timely manner, Seller shall (i) promptly execute and cause Owners to execute this Agreement and deliver a fully executed copy back to Buyer, and (ii) deposit the Earnest Money with the Escrow Agent pursuant to the Escrow Agreement. In the event that either (A) Seller or any Owner does not execute and deliver this Agreement to Buyer on or before December 22, 1995 or (B) the transaction contemplated herein fails to close due to (i) a failure of a condition precedent to Buyer's obligations as set forth in Section 7.01 hereof (other than Section 7.01(b) as it pertains to Buyer or Parent) to have been met on or before January 30, 1996, (ii) a default by Seller in a material obligation hereunder, which default is not cured within five (5) business days after written notice thereof is given to Seller by Buyer, or (iii) the termination of this Agreement by Seller pursuant to Section 10.01(d) hereof, the Earnest Money, plus all interest earned thereon, if any, shall be returned to Buyer. In all other events, the Earnest Money and accrued interest thereon shall be delivered to Seller. Upon the Closing, the Earnest Money will be delivered to Seller in partial satisfaction of Buyer's obligations hereunder. Seller and Buyer hereby covenant and agree to direct the Escrow Agent to deliver the Earnest Money plus interest earned thereon in accordance with the foregoing provisions.

                                  ARTICLE II

                               PURCHASE AND SALE

     2.01. Transfer of Assets. Subject to the terms and conditions of this Agreement, at the Closing (i) Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of any

Liens other than Permitted Liens, the Seller's Assets and (ii) Owners, jointly and severally, will sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Owners, free and clear of any Liens other than Permitted Liens, the Owners' Real Property (collectively the "Acquisition"). Seller shall effect delivery of the Seller's Assets by delivering them to Buyer's possession where such Assets reside at the locations of the business in Macon, Mississippi, Sparks, Nevada and Assumption, Illinois.

     2.02. Purchase Price. Subject to Section 2.05 below, in consideration for the Seller's Assets, Buyer will convey to Seller at the Closing the amount of $13,200,000, payable as follows: (i) the Earnest Money which shall be delivered by the Escrow Agent at the Closing; and (ii) a wire transfer of immediately available funds in the amount of $12,950,000 to such banks and accounts thereat as shall be specified in writing by Seller. In consideration for Owners' Real Property, Buyer will convey to Owners at the Closing the amount of $1,600,000, payable by wire transfer to such bank or banks as shall be specified in writing by Owners to Buyer. Such aggregate amount, as it may be adjusted pursuant to
Section 2.05 hereof, is referred to as the "Purchase Price."

     2.03. Instruments of Conveyance. The transfer of the Assets shall be effected by the delivery (i) by Owners to Buyer of a duly executed general warranty deed in substantially the form of Exhibit B hereto in the case of the Owners' Real Property, (ii) by Seller to Buyer of duly executed bills of sale substantially in the form of Exhibit C hereto in the case of the Seller's Assets and (iii) by Seller or Owners, as appropriate, of such other instruments of conveyance, transfer and assignment as shall be necessary in the reasonable opinion of counsel for the Buyer to vest in Buyer good, valid and marketable title to the Assets, free and clear of all Liens, other than Permitted Liens (collectively, the "Transfer Documents").

     2.04. Assumption of Liabilities. At the Closing, Buyer shall assume, and agrees to pay, perform and discharge when due, the Assumed Liabilities. Under no circumstances shall Buyer assume any liabilities or obligations of Seller, including any liabilities or obligations associated with or incurred in connection with the Business, other than the Assumed Liabilities. All such liabilities and obligations of Seller (the "Retained Liabilities") shall be retained by Seller.

     2.05. Adjustment of Purchase Price. (a) Not later than 60 calendar days after the Closing Date, Buyer shall deliver to Seller a combined balance sheet of the Business as of the Closing Date (the "Closing Date Balance Sheet") prepared by Buyer (which date of such delivery is hereinafter referred to as the "Delivery Date"). The Closing Date Balance Sheet shall (i) be prepared from the books and records of the Business, (ii) be based upon a physical inventory made on or about the Closing Date, which shall be performed by Seller and observed by Buyer, (iii) contain the same components as the Latest Balance Sheet and (iv) be prepared on the basis set forth in Schedule
2.05. The Closing Date Balance Sheet shall be subject to verification by Seller's accountants not later than 20 business days after the Delivery Date. Buyer shall give Seller access to all books, records and work papers prepared or reviewed by Buyer in connection with the preparation of the Closing Date Balance Sheet. In the event that the Closing Date Net Working Capital (as hereinafter defined) is less than $3,800,000 (the "Required Net Working Capital"), as agreed to collectively by Seller's accountants and Buyer not later than 10 business days after Seller's accountants complete such verification, then subject to paragraph (b) below not later than 5 business days thereafter, Seller shall pay to Buyer in cash or other immediately available funds the amount by which the Required Net Working Capital is in excess of the Closing Date Net Working Capital. In the event that the Closing Date Net Working Capital is in excess of the Required Net Working Capital, Buyer shall pay to Seller as aforesaid the amount of such excess. As used herein, "Closing Date Net Working Capital" means the Current Assets less Current Liabilities as of the Closing Date, both containing the same components as the Latest Balance Sheet and prepared on the basis set forth in Schedule 2.05.

     (b) In the event that Seller's accountants and Buyer cannot agree as to the amount of the Closing Date Net Working Capital within the above-specified time frame, Seller and Buyer shall select a firm of independent accountants reasonably acceptable to Seller and Buyer, and such firm shall be responsible for determining the amount of the Closing Date Net Working Capital for purposes of this Section 2.05; provided, however, that the amount by which Required Net Working Capital is different from the Closing Date Net Working Capital which is not in dispute, if any, shall be paid as set forth above. The cost of such determination by such other independent accountants shall be borne equally by Seller and Buyer.

     2.06. Allocation of Total Consideration. Buyer, Seller and Owners agree to allocate the Total Consideration in a manner consistent with Schedule 2.06 hereto. Seller, Owners and Buyer agree that they shall use such allocation for all business, tax, accounting and other purposes, including the preparation and filing of IRS Form 8594.

     2.07. Further Assurances. (a) Seller and (with respect to Owners' Real Property) Owners agree that they will, at any time and from time to time, after the date hereof, upon reasonable request of Buyer, use all reasonable efforts to do, execute, acknowledge, and deliver or will cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and powers of attorney as may be reasonably required to evidence or perfect further the sale, assignment, transfer, conveyance and delivery of the Assets to Buyer, or to aid or assist Buyer in reducing to its possession, title to and possession of any and all of the Assets sold, assigned, transferred, conveyed and delivered hereby.

     (b) Buyer agrees that it will, at any time and from time to time, after the date hereof, upon reasonable request of Seller, use all reasonable efforts to do, execute, acknowledge, and deliver or to cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and powers of attorney as may be required to aid or assist Seller and (with respect to Owners' Real Property) Owners in the sale, assignment, transfer, conveyance and delivery of the Assets to Buyer and the assumption by Buyer of the Assumed Liabilities.

     2.08. Referrals and Deliveries. Following the Closing, (i) Seller shall as promptly as is reasonably practicable: (a) deliver to Buyer, in the form received, with the addition of any required endorsements by Seller, any cash, checks or other payments received by Seller with respect to the Current Assets or otherwise directly related to the operations of the Business and included in the Assets; (b) refer to Buyer any and all inquiries from customers or suppliers of Seller relating to the Business; and (c) deliver to Buyer all purchase orders received by Seller relating to the Business and (ii) Buyer shall as promptly as reasonably practicable deliver to Seller, in the form received, any cash, checks or other payments received by Buyer constituting or otherwise directly related to the Excluded Assets.

     2.09. Risk of Loss. All risk of loss with respect to the Assets shall remain with Seller until the Closing Date and shall pass to Buyer only at the Closing.

     2.10. Transfer Taxes, Etc. All real estate transfer taxes and recording fees and personal property transfer taxes, if any, payable in connection with the transfer of the Assets shall be paid equally by Seller or Owners, on the one hand, and Buyer, on the other. All other taxes payable in connection with the transfer of the Assets and the assumption of the Assumed Liabilities, including without limitation any taxes payable as a result of a gain upon such transfer and assumption shall be paid by Seller or the Owners, as appropriate.

     2.11. Proration of Certain Taxes. All state and local ad valorem real property taxes and personal property taxes pertaining to the Assets for the taxable year for such taxes in which the Closing occurs shall be prorated between Buyer and Seller or Owners to the Closing Date, based upon the taxes levied for that taxable year by each applicable taxing body.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer (and acknowledges and confirms that Buyer is relying on such representations and warranties in connection with the purchase of the Assets), as follows:

     3.01. Organization, Standing, and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller is duly qualified to do business and in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of the Assets or the conduct of the Business requires it to be so qualified except where the failure to be duly qualified would not have a Material Adverse Effect. Seller has all necessary corporate power and authority to carry on the Business as now conducted, to own, lease and operate the Assets, and to execute and deliver, and to perform its obligations under, this Agreement. Seller has in effect all federal, state, local and foreign governmental authorizations necessary for it to own the Assets, to lease the assets covered by the Leases and to carry on the Business as it is now conducted.

     3.02. Seller Subsidiaries. Seller has no subsidiaries which carry on any aspects of the Business or which provide products or services to or purchase products or services from the Business.

     3.03. Authority. (a) The execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated herein, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement represents a valid and legally binding obligation of Seller and each Owner, enforceable against Seller and each Owner in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

     (b) Except as set forth on Schedule 3.03(b) hereto, neither the execution and delivery of this Agreement by Seller or any Owner, nor the consummation by Seller or any Owner of the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will as of the Closing Date (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Seller or (ii) constitute or result in the breach of any term, condition, or provision of, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any Lien upon any of the Assets pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation by which the Business or any of the Assets may be subject or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Owner in connection with the Business or any of the Assets. Schedule 3.03(b) hereto lists all approvals, authorizations, filings, registrations and notifications required to be obtained or made by Seller in connection with the consummation of the transactions contemplated hereby.

     3.04. Financial Statements. Financial Information; Books and Records (a) The Latest Balance Sheet was prepared from the books and records of the Business and fairly presents in all material respects the financial position of the Business except (i) as otherwise disclosed therein, (ii) for those liabilities for debt obligations of Seller to LaSalle National Bank and The CIT Group/Equipment Financing, Inc., which persons have related liens on accounts receivable, inventories and equipment, and (iii) the net book value of property, plant and equipment should be approximately $250,000 higher due to additions and deletions to equipment (assets) and to refinements in calculations of depreciation previously estimated.

     (b) The financial information previously provided to Buyer and referred to in Schedule 3.04(b) was prepared from the books and records of the Seller and is in all material respects a complete and correct presentation of the information shown; provided, however, that any financial projections provided by Seller (while as of their date of preparation represented good faith estimates based on information available to Seller at the time) contain assumptions relating to future events which may or may not occur.

     (c) The books and records of the Seller described in Schedule 3.04(c) and the books and records of the Seller from which the Latest Balance Sheet was prepared and the information referred to in Section 3.04(b) was taken were prepared in the ordinary course of business of the Seller and accurately reflect in all material respects all transactions of the Business of the nature required by applicable accounting requirements and by law to be contained in such books and records.

     3.05. Absence of Undisclosed Liabilities. The Business has no obligation or liability (contingent or otherwise) that would reasonably be expected to have a Material Adverse Effect, except as reflected in the Latest Balance Sheet.

     3.06.  [Intentionally Left Blank]

     3.07.  Compliance with Laws; Condemnation.  (a) Seller:

          (i) Is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to the Business or to the Employees, the breach or violations of which would have a Material Adverse Effect, and has no reason to believe that any audit or review by any federal, state, local or foreign regulatory authority would disclose any non-compliance or violation which would, either individually or in the aggregate, have a Material Adverse Effect; and

          (ii) Has received no notification or communication from any agency or department of federal, state, local or foreign government or the staff thereof or from any self-regulatory body (A) asserting that, or commencing an investigation as to whether, Seller is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or self-regulatory body enforces, which, as a result of such noncompliance in any such instance, would have a Material Adverse Effect, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations would have a Material Adverse Effect.

     (b) None of the Assets is subject to any governmental decree or order or is being condemned, expropriated or otherwise taken by any public authority with or without compensation, or, to Seller's knowledge, that any such condemnation, expropriation or taking has been proposed.

     3.08. Employee Benefit Plans. (a) Schedule 3.08(a) hereto discloses (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended "ERISA"), and any other formal or informal employee pension, welfare and/or fringe benefit arrangements or payroll practices, including without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, and scholarship programs maintained by Seller or to which Seller contributed or is obligated to contribute thereunder, whether legally binding or not, for the benefit of the current or former employees of Seller who are or were employed primarily in the Business ("Employee Benefit Plans"), (ii) all such Employee Benefit Plans which are also "employee pension benefit plans," as defined in Section 3(2) of ERISA, and which are subject to Title IV of ERISA, maintained by Seller, or any corporation, trade or business which is or was under common control with Seller or treated as a single employer with Seller under Sections 414(b), (c), (m) or
(o) of the Code "ERISA Affiliate") or to which Seller or any ERISA Affiliate contributed or is obligated to contribute thereunder ("Pension Plans"), and
(iii) any collective bargaining agreements to which Seller is or has been a party covering any Employees.

     (b) The Employee Benefit Plans intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to so qualify and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501(a) of the Code (or has been submitted for such a determination within the applicable remedial amendment period); all contributions due and owing thereto have been made, and to the knowledge of Seller nothing has occurred with respect to the operation of the Employee Benefit Plans which would cause the loss of such qualification or exemption.

     (c) True and complete copies of the following documents with respect to each of the Employee Benefit Plans have been made available to Buyer by Seller:
(i) any plans and amendments thereto, (ii) the last IRS determination letter,
(iii) summary plan descriptions, (iv) written communications to employees relating to the Employee Benefits Plans and (v) written descriptions of all non-written agreements, promises or understandings relating to the Employee Benefits Plans.

     (d) The Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable law, including without limitation all applicable reporting and disclosure requirements.

     (e) Seller maintains no Employee Benefit Plans which are "employee welfare benefit plans" within the meaning of Section 3(l) of ERISA and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after retirement or other termination of employment, except as may be required under Part 6 of Subtitle B of Title I of ERISA and at the sole expense of the participant or the participant's beneficiary. Seller and each of the ERISA Affiliates which maintains a "group health plan" within the meaning of
Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA.

     (f) Except as disclosed in Schedule 3.08(f) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any Employee of Seller (including, without limitation, severance pay, unemployment compensation or similar payment), not including any such payments which may become due in connection with any actions taken by Buyer after the Closing.

     (g) Except as disclosed on Schedule 3.08(g), Seller has no contract, plan, or commitment, whether legally binding or not, to create any additional Employee Benefit Plans or to modify any existing Employee Benefit Plan covering any Employees.

     3.09. Material Contracts. Schedule 3.09 hereto lists all agreements, contracts and commitments of the following types (each a "Material Contract") to which Seller or any Owner is a party or by which Seller or any Owner is bound relating primarily to the Business or by which any of the Assets is bound:

     (a) joint venture, general and limited partnership agreements;

     (b) mortgages, indentures, loan or credit agreements, security agreements, guarantees and other agreements and instruments with any person (including any affiliate of Seller) relating to the borrowing of money or extension of credit;

     (c) contracts containing any covenant not to compete (binding upon or in favor of Seller) or any covenant relating to the disclosure by Seller of proprietary information;

     (d) contracts or letters of intent (other than between Parent and Seller) relating to the acquisition or disposition of the Assets or the Business;

     (e) material contracts with brokers, dealers, distributors, sales representatives, original equipment manufacturers, value added remarketers and agents;

     (f) contracts with respect to services provided by any affiliate of Seller to the Business;

     (g) license agreements (as licensor or licensee) which are currently in effect or which were in effect during the 12 months prior to the date of this Agreement;

     (h) any employment, consulting, retirement or severance agreements, and any other contracts with Employees or with officers, directors or shareholders which are binding on or affect the Business or the Assets;

     (i) any contract or agreement obligating Seller to advance funds to any party by loan or capital contribution;

     (j) all cash disbursements from December 1, 1994 through November 30, 1995 in excess of $10,000 and any single sale to a customer of the Business in excess of $10,000 from December 1, 1994 through November 30, 1995;

     (k)  any franchise agreements;

     (l) any contract or agreement with a local, state, federal or foreign government, or any bureau, agency or other division thereof;

     (m) any leases of production equipment, trucks, trailers, tankers, office equipment, tooling, dies or molds, including all Leases; and

     (n) other agreements, contracts and commitments which individually have a value of $25,000 or more.

No officer or other Employee of the Business is a party or subject to any contract with Seller, or to the knowledge of Seller, any other person limiting his or her freedom to compete with the Seller or such other person in the performance of duties for Buyer following the Acquisition.

     3.10. Material Contract Defaults. Neither Seller nor any Owner is in default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. To the knowledge of Seller, no other party to any Material Contract is in material default thereunder.

     3.11. Legal Proceedings. Except as disclosed in Schedule 3.11 hereto, there are no legal, administrative or arbitration actions, suits or proceedings instituted or pending or, to the best knowledge of Seller, threatened against Seller or any Owner relating to the Business or affecting the Assets, or right of Seller or any Owner to convey the Assets to Buyer, that would have, either individually or in the aggregate, a Material Adverse Effect.

     3.12.  Absence of Certain Changes or Events.  Except as disclosed in
Schedule 3.12 hereto, Seller has not suffered since September 30, 1995 any change or event having, or which may reasonably be expected to have, a Material Adverse Effect, or failed to operate the Business consistent with its past practices in all material respects.

     3.13.  [Intentionally Left Blank.]

     3.14.  Properties.

          (a) Real Property. Except for the portion of Seller's offices in Assumption, Illinois occupied by the Business and the leased facility in Sparks, Nevada, the Real Estate constitutes the only real property or interest therein used or useful in the Business. Schedule 3.14(a) hereto sets forth a complete and correct description of the Real Estate. The Real Estate includes all material easements and rights of way necessary for access to and use, as currently utilized or as currently contemplated by Seller to be utilized, of the Real Estate.

          (b) Title. Seller has, or in the case of Owners' Real Property the Owners have, or as of the Closing will have good and marketable title, free and clear of any Liens other then Permitted Liens, to the Real Estate and to all of the other Assets reflected in the Latest Balance Sheet as being owned by it, and to all Assets acquired by it since the Latest Balance Sheet date, including without limitation all the Equipment, Molds and Tooling and Current Assets, except such Assets as have been disposed of in the ordinary course of business consistent with past practice.

     3.15. Intellectual Property. (a) Except as set forth in Schedule 3.15(a) hereto and except for the Excluded Assets, Seller owns (or possesses adequate licenses or other rights to use, which can be transferred to Buyer), free and clear of any claims of others, all patents, patent applications, trademarks, service marks (whether registered or unregistered), trademark applications, service mark applications, trade names, copyrights, copyright applications, software programs (exclusive of common commercially available software) and other proprietary rights and all inventions, processes, formulae, and other technical know-how necessary to own and operate the Assets and to carry on the Business as currently conducted (collectively, the "Intellectual Property"). A complete list of the registered Intellectual Property and the common law marks and trade names constituting Intellectual Property in use currently in the Business is set forth in Schedule 3.15(a) hereto. Schedule 3.15(a) hereto lists all licenses and other rights which have been granted by Seller for the use of, and all Liens on, any Intellectual Property by any third parties.

     (b) To the knowledge of Seller, Seller owns or licenses all computer software developed or currently used by it which is material to the conduct of the Business and has the right to use (and, to the extent constituting an Asset, to transfer to Buyer) such software without infringing upon the intellectual property rights (including trade secrets rights) of a third party.

     (c) Schedule 3.15(c) hereto sets forth a complete list of all patents, trademarks and copyrights included in the Intellectual Property which have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Registrar of Copyrights or the corresponding offices of other countries, and all such registered Intellectual Property has been properly maintained and renewed in accordance with all applicable laws and regulations. Except as disclosed in Schedule 3.15(c) hereto, Seller is not aware of any infringement of any Intellectual Property by any third party. Seller is conveying to Buyer as part of the Assets all rights to enforce and protect the Intellectual Property. Seller is not aware of any loss, cancellation, termination or expiration of any Intellectual Property except as disclosed in Schedule 3.15(c).

     (d) To Seller's knowledge, no present or former employee of Seller has asserted any claim against Seller with respect to the Intellectual Property.

     3.16. Insurance. Schedule 3.16 hereto sets forth the types of product liability insurance maintained by Seller with regard to the Business, including the amount of each such coverage, the amount of the deductible with respect thereto, whether or not such coverage is maintained on a "claims made" or "occurrence" basis and the insurance company providing each such coverage. True and correct copies of all such insurance policies have been made available to Buyer. Seller has not received any notice of default under or cancellation of any such policies. All premiums due thereon covering all periods up to and including the Closing Date shall have been paid.

     3.17.  Employee Relations.

     (a) Employees. Set forth in Schedule 3.17(a) hereto is a list of all Employees, and all independent contractors, agents, sales representatives and persons receiving commissions from Seller in respect of the Business (listed separately by location) who received from Seller for the year ended December 31, 1994 or who will be receiving from Seller for the year ended December 31, 1995 a Form 1099, together with their respective rates of compensation during the previous fiscal year and currently. Except as disclosed in Schedule 3.17(a) hereto, no Employee or former employee of Seller involved primarily in the Business has any claim against Seller (whether under federal or state law, under any employee agreement or otherwise) on account of or for (i) overtime pay in excess of $10,000, other than overtime pay for the payroll period ending on or after the Closing Date, (ii) wages or salaries other than for pay periods commencing after the date of the Latest Balance Sheet, (iii) vacations, time off or pay in lieu of vacation or time off in excess of 160 hours per employee, other than vacation or time off (or pay in lieu thereof) earned with respect to the current fiscal year, (iv) severance or other termination payments, or (v) benefits, other than pursuant to a Plan described in Schedule 3.08(a) hereto. Seller has no reason to believe that any former employer of any Employee is contemplating remedial action of any nature based upon the Employee having terminated employment with such former employer and having become an Employee.

     (b) Collective Bargaining Agreements. There are no labor or collective bargaining agreements, contracts or understandings with a labor union or labor organization which are binding upon Seller nor, to Seller's knowledge, is there any activity involving any Employees seeking to certify a collective bargaining unit or engaging in any other union organizational activity.

     (c) Labor Disagreements. Within the last five years the Business has not experienced any labor disputes or any stoppages due to labor disagreements. Seller has not received a notice that there is any unfair labor practice charge or complaint against Seller pending or, to Seller's knowledge, threatened before the National Labor Relations Board or any comparable state agency or authority relating to the Business. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Seller's knowledge, threatened against or affecting the Business. No material grievance is pending or, to Seller's knowledge, threatened. There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Business within the six months prior to the date hereof and Seller has complied with respect to the Business in all material respects with applicable provisions of the Immigration Reform and Control Act of 1986.

     3.18. Filings, Etc. (a) To Seller's knowledge, Seller has all permits, licenses, certificates of authority, orders and approvals of, has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies, and self-regulatory bodies that are required (including by the rules of any self-regulatory body) in order to permit Seller to carry on the Business as presently conducted (collectively "Required Permits"), and such Required Permits are in full force and effect. The conduct of the Business does not violate or infringe any applicable federal, state, local or foreign law, statute, ordinance, license, rule or regulation including those of the self-regulatory bodies. To Seller's knowledge, Schedule 3.18(a) contains a list of all Required Permits.

     (b) There are no proceedings pending or, to the knowledge of Seller, threatened that is reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any Required Permit and the execution and delivery of this Agreement and the consummation of any transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

     (c) Except as set forth in Schedule 3.18(c) hereto, neither Seller nor any officer, director or employee thereof, is a party or subject to any order, judgment or decree (other than exemptive orders) relating to the Business with or by any federal, state, local or foreign regulatory authority.

     3.19. Consents. Set forth in Schedule 3.03(b) hereto is a list of all governmental and third party consents and approvals necessary to be obtained by Seller or the Owners in order to consummate the transactions contemplated hereby, including without limitation third-party consents to assignment of any agreements or licenses, including the Leases (collectively, the "Required Consents").

     3.20. Indebtedness. Except as set forth in Schedule 3.20 hereto, neither Seller nor any Owner is liable for any Indebtedness which is secured by a Lien upon or otherwise prohibits the sale of any Assets.

     3.21. Certain Transactions and Agreements. To the knowledge of Seller, no person who is an officer, director or other Affiliate of Seller, or a member of any officer's, director's or other Affiliate's immediate family, has any direct or indirect interest in any entity that competes with the Business (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded). Except as listed in Schedule 3.21 hereto, no person who is an officer or director of Seller, or a member of any officer's or director's immediate family, is directly or indirectly interested in any material contract or informal arrangement with Seller relating to or affecting the Business, except for compensation for services as an officer, director or employee of Seller. Except as listed in Schedule 3.21 hereto, no person who is an officer or director of Seller, or a member of any officer's or director's immediate family, has any interest in any property, real or personal, tangible or intangible, including without limitation inventions, patents, copyrights, trademarks, trade names or trade secrets or other Assets, used in the Business, except for normal rights of a shareholder.

     3.22. Adequacy of Assets. Except for the Excluded Assets and except for assets and services to be provided pursuant to the Transitional Services Agreement, the Assets include all property and assets reasonably necessary for Buyer to continue the Business after the Closing in the manner that Seller is conducting the Business prior to the Closing.

     3.23. Customers and Suppliers. Schedule 3.23 hereto identifies each of the customers and suppliers of the Business whose purchases from or sales to the Business constituted five percent (5%) or more of the combined net sales or net purchases, respectively, of the Business during the current fiscal year or the most recently concluded fiscal year.

     3.24. Powers-of-Attorney. Except as set forth in Schedule 3.24 hereto, no person is currently authorized to exercise a power-of-attorney, or to act as attorney-in-fact, with respect to the Business.

     3.25. Accounts Receivable. All accounts receivable of Seller included in the Current Assets of Seller (i) represent bona fide claims against debtors for sales, services rendered or other charges arising before the Closing Date, (ii) are not subject to any material defenses, counterclaims or rights of setoff, other than cash discounts, returns and allowances and credits for freight granted in the ordinary course of business, which are reflected in the Closing Date Balance Sheet and (iii) except to the extent of reserves for doubtful accounts reflected in the Closing Date Balance Sheet, are fully collectible in the ordinary course of business.

     3.26. Inventory. The inventory of Seller included in the Current Assets is in all material respects of a quality and quantity usable or salable in the ordinary course of business as heretofore conducted.

     3.27. Warranty and Repair Expense; Product Liability. The expense incurred by Seller to satisfy warranty claims in respect of the Business has not exceeded $250,000 in each of the past two fiscal years. Schedule 3.27 sets forth the product warranties issued by the Business. Except as set forth on Schedule 3.27, since the end of the most recent fiscal year Seller has not incurred any material increase in such warranty expense or made any material change in its warranty practices or policies in respect of the Business. Except as set forth in Schedule 3.27, there has never been a product liability claim asserted against Seller's insurance company or a product liability lawsuit filed against Seller with respect to any products of the Business manufactured or sold by Seller. Seller is not aware of, and has not received any notice from any customer or any other party alleging, any material defect in the design or workmanship of any such products.

     Buyer acknowledges that Seller has not made any representation or warranty, express or implied, in this Agreement or otherwise as to the condition of the Equipment or its fitness for a particular purpose.


                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

     Parent and Buyer hereby, jointly and severally, represent and warrant to Seller with respect to each of Parent and Buyer (and each acknowledges and confirms that Seller is relying on such representations and warranties in connection with the sale of the Assets) as follows:

     4.01. Organization, Standing, and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has all necessary corporate power and authority to carry on its business as now conducted, to own, lease and operate its assets, properties and business, and to execute and deliver, and to perform its obligations under, this Agreement. It has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     4.02. Authority. (a) The execution and delivery of this Agreement by it, and the consummation by it of the transactions contemplated herein, have been duly and validly authorized by all necessary corporate and shareholder action on its part. This Agreement represents a valid and legally binding obligation of it, enforceable against it in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

     (b) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated herein, nor compliance by it with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its certificate of incorporation or bylaws or (ii) constitute or result in the breach of any term, condition, or provision of, or constitute a default or give rise to any additional liability of it under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any Lien upon any of its property or assets pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which or its properties or assets may be subject. Except for filing and approval under the HSR Act and other Required Consents, no approvals, authorizations, filings, registrations and notifications are required to be obtained or made by it in connection with the consummation of the transactions contemplated hereby. Consummation of the transactions contemplated hereby will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets.

     4.03. Compliance with Laws; Legal Proceedings; Consents. It (i) as not failed to comply with any applicable law, regulation, reporting or licensing requirement or orders; (ii) is not subject to any legal, administrative or arbitration action, suit or proceeding instituted or pending or, to its knowledge threatened (or unasserted but considered probable of assertion and which would have at least a more than remote possibility of an unfavorable outcome) against it or affecting any property, asset, interest or right of it; or (iii) shall not have failed to obtain by the Closing Date any governmental or third party consent and approval necessary to be obtained, in each case where such failure or such action, suit or proceeding could reasonably be expected to adversely affect its ability to carry out, or its performance of, its obligations under this Agreement.

                                   ARTICLE V

                              COVENANTS OF SELLER

     5.01. Restrictions on Competition. Seller and each Owner agrees that for a period of five years following the Closing Date, neither Seller nor any Owner nor any Affiliate of Seller or any Owner shall (i) manufacture, sell or service anywhere that Seller has done business any time during the last two years prior to the Closing Date any products currently manufactured or sold by the Business, including without limitation vinyl fencing, vinyl yard furniture, vinyl landscape material and resin compound provided, however, that with respect to resin compound the limitation set forth in this clause (i) shall apply only for two years following the Closing Date and shall apply only to a geographical area representing those portions of the United States located within 500 miles of Macon, Mississippi and, in addition, to sales outside such area to current customers of the Business to whom Seller has sold resin compound at any time during the last two years prior to the Closing Date or (ii) solicit or induce, or attempt to solicit or induce, any Employee hired by Buyer to leave Buyer's employment for any reason whatsoever, or hire or attempt to hire any other employee of Buyer, in each case whether directly or indirectly, as principal or agent.

     5.02. Conduct of Business Prior to Closing. Unless otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing (or earlier termination hereof):

     (a) Seller will carry on the Business in all material respects in the same manner as heretofore conducted. Seller will use, operate, maintain and repair the Assets in a normal business manner and in the ordinary course of business in all material respects (including without limitation making any planned capital expenditures set forth in Schedule 5.02(a)). Seller will not institute any material changes in the Business or in the methods of management or operation of the Business or the Assets.

     (b) Seller will take such action as may be reasonably necessary to maintain, preserve, renew and keep in full force and effect the existence, all material rights and franchises of the Business and to preserve the business organization and goodwill of the Business intact in all material respects, to keep available to Buyer the Employees, and to preserve for Buyer the present relationships with suppliers, customers and others having business relationships with Seller.

     (c) Seller shall not sell, transfer, pledge, mortgage, encumber or otherwise dispose of any Assets other than termination of the Terminated Leases and/or sales of inventory made in the ordinary course of business.

     (d) Seller shall not purchase or lease or enter into any agreement to purchase or lease property or equipment for the Business other than purchases in the ordinary course of business (and all such property or equipment so purchased shall become an Asset).

     (e) Seller will not do or omit to do any act or permit any act or omission to act by any Owner or other Affiliate of Seller which would cause a breach of any material contract, commitment or obligation of Seller or any Owner related to the Business or any breach of any representation, warranty, covenant or agreement made by Seller or any Owner herein. Seller will not renew, terminate or modify any material lease, license, permit, contract or other agreement to which it is a party related to the Business except that with respect to each Lease Seller will cooperate in good faith with Buyer, including carrying out Buyer's reasonable requests, in negotiating arrangements with each lessor thereunder (each a "Lessor") pursuant to which Seller will on or before the Closing Date terminate the rights and obligations of Seller under such Lease (a "Terminated Lease") and (upon payment by Buyer on the Closing Date pursuant to Section 6.05) acquire from the Lessor title to the personal property covered thereby, whereupon such personal property shall become an Asset; provided, however, that if, after good faith efforts, Seller is unable to effect termination of any such lease on or before the Closing Date, Buyer shall assume the obligations of Seller under those of such leases(s), provided the terms and conditions of which are reasonably satisfactory to Buyer.

     (f) Seller will not make any loan or advance (other than advances to Employees in the ordinary course of business for travel and expense disbursements in accordance with past practice) to any person. Seller shall not enter into or modify any employment, severance, termination, collective bargaining or similar agreement with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee of the Business, except for payments under any existing bonus programs disclosed to Buyer made in the ordinary course of business. Seller shall not hire or rehire (or become obligated to hire or rehire) any new or additional officers or employees of the Business, except for the replacement of hourly employees who leave the employment of Seller.

     (g) Except as contemplated by Schedule 2.05, Seller will not change any method or principle of accounting with respect to the Business.

     (h) Seller shall not settle any claim, litigation or action, whether now pending or hereafter made or brought, that would have a Material Adverse Effect on the Business.

     (i) Seller shall assume all responsibility for employing any broker or finder or incurring any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby which fees and commissions are asserted by any person claiming to have been engaged by Seller, and in no event shall Buyer or Parent be required to assume any responsibility therefor.

     5.03.  Exclusivity.  Unless this Agreement is terminated pursuant to
Section 10.01 hereof, neither Seller, nor any subsidiary, Affiliate, director, officer, employee, representative, agent or shareholder of Seller, shall, directly or indirectly (i) solicit or initiate or enter into discussions or transactions with, or provide any information to, any person, entity or group (other than Buyer, Parent and their representatives or Seller's advisors and representatives) concerning any recapitalization, merger, consolidation or other business combination or sale of securities or sale of substantial assets or any similar transaction involving directly or indirectly the Assets or the Business (any of the foregoing, a "Competing Transaction"), or (ii) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise cooperate, assist or participate in, any effort or attempt by any third party to propose or effect any Competing Transaction.

     5.04. Access. From the date hereof until the Closing Date (or the earlier termination of), subject to Section 6.03, at reasonable times and upon reasonable advance notice, Seller will permit Buyer and its counsel, accountants, financing sources and other representatives reasonable full access during normal business hours to all of the plants, properties, equipment, books, contracts, commitments and records of or relating to the Business and will furnish Buyer and its representatives during such period with all such information concerning the Business as Buyer or its representatives may reasonably request.

     5.05. Closing Requirements. Seller and (with respect to Owners' Real Property) Owners shall take, or cause to be taken, all commercially reasonable action, and shall do, or cause to be done, all commercially reasonable things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and all other applicable federal, state, local and foreign laws and regulations, and including, without limitation, except as provided in Section 5.02(e) hereof with respect to Leases, actions necessary to obtain the Required Consents.

     5.06. Confidentiality. Seller hereby covenants and agrees that after the Closing Date neither it nor any of its officers, directors, Affiliates, shareholders, agents or representatives will disclose to any person of any Confidential Information, as defined below, concerning the Business (other than pursuant to a court order or subpoena or as otherwise required by law), except to authorized representatives of Buyer. For the purposes of this Section 5.06 and Section 6.03, the term "Confidential Information" shall mean ideas, suggestions, inventions and work relating in any way to the Business which may be subject to protection under applicable laws respecting intellectual property rights, designs, discoveries, and improvements and also all information, whether or not in written or printed form, not generally known in the trade or industry related to the Business or affairs, manufacturing procedures, methods, equipment, compositions, technology, know-how, research and development programs, sales methods, customer lists, mailing lists, customer usages and requirements, computer programs, other confidential technical or business information and data.

                                  ARTICLE VI

                               COVENANTS OF BUYER

     6.01. Brokers. Buyer shall assume all responsibility for employing any broker or finder or incurring any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby that are asserted by any person claiming to have been engaged by Buyer or Parent, and in no event shall Seller be required to assume any responsibility therefor.

     6.02. Consents. Buyer will exercise commercially reasonable efforts to obtain, prior to the Closing Date, all consents and approvals necessary to be obtained by Buyer for the consummation of the transactions contemplated hereby.

     6.03. Confidentiality. Buyer and Parent each hereby covenants and agrees that from the date hereof until the Closing Date or earlier termination of this Agreement in accordance with Section 10.01 hereof, and thereafter if the Closing Date does not occur, neither it nor any of its officers, directors, affiliates, shareholders, agents or representatives will disclose or permit the disclosure to any person of any Confidential Information concerning the Business (other than pursuant to a court order or subpoena or as otherwise required by law or regulation or to any professional advisors engaged or desired to be engaged by Buyer which advisors reasonably request or require such Confidential Information, provided that any such party to whom such disclosure is made is informed of such confidentiality obligation and agrees to abide by it), except to authorized representatives of Seller. If this Agreement is terminated, Buyer agrees upon request from Seller to return or cause to be returned all such information provided to Buyer or its representatives, and destroy all summaries, notes, copies thereof, in written or electronic media, within five (5) days after the date of such request; provided, however, that if Buyer reasonably determines that this Agreement may be the subject of litigation Buyer may, following prior notice to Seller, retain and turn over to counsel for Buyer to be held by such counsel copies of such portions of such information as Buyer reasonably determines is necessary or desirable to assist Buyer in connection with such litigation. Buyer's counsel shall retain such information solely for use in connection with such litigation and Buyer shall cause its counsel to use it for no other purpose and promptly to return it to Seller upon termination of such litigation or the threat thereof.

     6.04. Employees; Employee Compensation. (a) In connection with the Closing, Buyer shall extend offers of employment (except in the case of David Lawrence and Marc Board to whom the Buyer may offer employment at the Buyer's option) to all Employees who shall pass Buyer's normal tests, which offers shall be (i) with respect to wages, upon the terms presently in effect for such Employees and (ii) with respect to benefits, upon terms similar to the terms available to other employees of Parent and its subsidiaries similarly situated. All offers of employment shall be for employment in Macon, Mississippi.

     (b) Seller shall permit Buyer, at the request and expense of Buyer, during such period ending three business days before the Closing Date as Buyer and Seller shall agree upon, to use the facilities of Seller during normal business hours to offer to administer to all Employees of Seller who shall desire to be employed by Buyer, using such testing service as Buyer shall determine, such tests as Buyer shall determine.

     (c) Seller shall retain liability for severance pay and similar obligations, if any, payable to Employees relating to termination of any Employee's employment up through the Closing (including any Employee to whom Buyer is not required to offer employment pursuant to paragraph (a) above or who does not accept Buyer's offer).

     (d) Buyer shall be responsible for the health care continuation requirements of all Employees whom Buyer employs and Seller shall be responsible for all such requirements for all Employees whom Buyer does not employ and for all former employees of the Seller who worked in the Business, such continuation to be made in accordance with the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code. Except as expressly provided in this paragraph (d), Buyer is not assuming any obligation of Seller under any Employee Benefit Plan or under ERISA.

     (e) For purposes of crediting periods of service for eligibility, vesting and benefit accrual under any Buyer employee benefit plan, all Employees whom Buyer employs shall be given credit for prior service with Seller and its ERISA Affiliates.

     (f) Nothing contained in this Agreement shall confer upon any Employee any right with respect to continued employment by Seller or Buyer. No provision of this Agreement shall create any third party rights in any Employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment that may be provided to such Employee by Buyer or under any benefit plan that Buyer may maintain.

     6.05. Cooperation Concerning Leases. Buyer shall cooperate with Seller in negotiating with each Lessor in order that each Lease shall become a Terminated Lease and shall make such payments to each Lessor (in excess of the periodic rental payments due under the Leases prior to the Closing Date, and any late payment penalties or similar amounts due in connection therewith, which shall continue to be Retained Liabilities) as shall be reasonable and necessary to cause any such Lease to become a Terminated Lease; provided that the aggregate amount that Buyer shall be required to pay on the Closing Date pursuant to this Section 6.05 to Lessors to permit the termination of the Terminated Leases and the acquisition of the Assets covered thereby, inclusive of any and all "buy-out" amounts, shall not exceed $4,140,000; provided, however, that this amount shall be reduced by the buy-out amount set forth opposite such Lease on Schedule 6.05 hereto for any such Leases that are assigned to and assumed by Buyer pursuant to Section 5.02(e) hereof (the "Final Buy-Out Amount"). Seller may, at its sole election, but shall not be obligated to, pay any "buy-out" amount in excess of the Final Buy-Out Amount in order to facilitate the Closing of the Acquisition.

     6.06. Cooperation Concerning Customers. Buyer will take all commercially reasonable actions which Buyer and Seller shall agree upon to assist Seller in retaining the customers and good will of the Business during the period prior to the Closing.

     6.07. Due Diligence Results. As soon as reasonably practicable following the time that Buyer has knowledge of any information which Buyer determines may result in the conditions set forth in paragraphs (c), (d), (i) or (k) of Section
7.01 hereof not being met, Buyer shall promptly inform Seller orally and confirm such oral advice in writing. Without limiting the foregoing, Buyer shall provide Seller with copies of the Title Report, Survey and Environmental Assessments as promptly as reasonably practicable following the receipt thereof by Buyer.

     6.08. Cooperation Concerning Retained Liabilities. Following the Closing, Buyer will, at the request and at the expense of Seller, use commercially reasonable efforts to cooperate with Seller in connection with Seller's payment and performance of the Retained Liabilities. Without limiting the foregoing, but subject to Section 5.06 hereof, upon reasonable prior written notice and during normal business hours, Buyer will make available to Seller the books and records of the Business relating to the operation thereof prior to the Closing Date.

     6.09. Closing Requirements. Buyer shall take, or cause to be taken, all commercially reasonable action necessary, proper or advisable to be taken by Buyer to consummate the transactions contemplated by this Agreement as promptly as practicable.

                                  ARTICLE VII

                                  CONDITIONS

     The obligations of the parties to close the transaction contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing unless otherwise required below, of each of the following conditions:

          7.01. Conditions to Buyer's Obligation to Close. The obligation of Buyer to close is subject to the fulfillment (either by satisfaction or by written waiver by Buyer, on or before the Closing Date) of the following conditions:

     (a) Regulatory Approvals. The transactions contemplated by this Agreement shall have been approved by any federal, state, local and foreign governmental or regulatory authority or self-regulatory body the approval of which is required to permit consummation thereof; and all waiting periods arising under the HSR Act or any other applicable federal, state, local or foreign law shall have duly lapsed or been terminated.

     (b) No Orders. Neither Seller, any Owners, Buyer nor Parent shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which either enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement.

     (c) Representations and Warranties. The representations and warranties of Seller set forth or referred to in this Agreement shall be true and correct in all material respects as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, (ii) as expressly contemplated or permitted by this Agreement and (iii) inaccuracies that have been waived in writing by Buyer.

     (d) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby shall have been duly performed and complied with by it in all material respects.

     (e) Certificates. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer (in their capacities as such and not individually), to the effect that the conditions of its obligations set forth in subsections (c) and (d) of this Section 7.01 with respect to it have been satisfied.

     (f) Legal opinion. Buyer shall have received a written opinion, dated the Closing Date, from counsel for Seller and Owners in substantially the form of Exhibit D hereto.

     (g) Secretary's Certificate. Buyer shall have received a certificate dated the Closing Date from the Secretary of Seller (in his capacity as such and not individually) as to articles of incorporation, bylaws, incumbency and resolutions by the board of directors of Seller.

     (h) Consents and Approvals. Seller shall have obtained, and provided Buyer with executed copies of, all material third party consents and approvals necessary to be obtained in order to consummate the transactions contemplated hereby and to permit the assignment or assumption of all Assigned Contracts and the termination of the Terminated Leases and the acquisition of the Assets covered thereby.

     (i) No Material Adverse Change. There shall not have occurred any Material Adverse Change.

     (j) Transfer Documents. Seller and Owners, as appropriate, shall have executed and delivered the Transfer Documents.

     (k) Title Report. Buyer shall have completed its due diligence with respect to a preliminary title report (the "Title Report") with respect to the Real Estate which shall not have disclosed any liabilities, liens, encumbrances or exceptions relating to the Real Estate which Buyer determines is not satisfactory to Buyer. Unless Buyer shall have given notice to Seller in writing by the close of business (eastern time) on December 22, 1995 that the due diligence results are not satisfactory, the Buyer shall be deemed to have found such due diligence results satisfactory and Buyer shall be deemed to have waived this condition.

     (l) Title Policy. Buyer shall have received a title insurance policy with respect to the Real Estate in the amount of $3,000,000 from Chicago Title Insurance Company or another insurer reasonably satisfactory to Buyer which shall reflect no Liens or exceptions to title except Liens or exceptions reflected on the Title Report as to which Buyer has not objected pursuant to
Section 7.01(k) above.

     (m) Transitional Services Agreement. Buyer and Seller shall have executed and delivered an agreement in substantially the form of Exhibit E hereto pursuant to which Seller will provide the transitional services to Buyer during the period and upon the terms set forth therein (the "Transitional Services Agreement").

     7.02. Conditions to Seller's Obligation to Close. The obligation of Seller's to close is subject to the fulfillment

(either by satisfaction or by written waiver by Seller), on or before the Closing Date, of the following conditions:

     (a) Regulatory Approvals. The transactions contemplated by this Agreement shall have been approved by any federal, state, local and foreign governmental or regulatory authority or self-regulatory body the approval of which is required to permit consummation thereof; and all waiting periods arising under the HSR Act or any other applicable federal, state, local or foreign law shall have duly lapsed or been terminated.

     (b) No Orders. Neither Seller, any Owner, Buyer nor Parent shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which either enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement.

     (c) Representations and Warranties. The representations and warranties of Buyer and Parent set forth or referred to in this Agreement shall be true and correct in all material respects as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, or (ii) as expressly contemplated or permitted by this Agreement.

     (d) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer and Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with by it in all material respects.

     (e) Certificates. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer (in their capacities as such and not individually), to the effect that the conditions of its obligations set forth in subsections (c) and (d) of this Section 7.02 with respect to it have been satisfied.

     (f) Legal Opinion. Seller shall have received a written opinion, dated the Closing Date, from counsel for Buyer and Parent in substantially the form of Exhibit F hereto.

     (g) Secretary's Certificate. Seller shall have received a certificate dated the Closing Date from the Secretary of Buyer and Parent (in his capacity as such and not individually) as to the articles of incorporation or similar document, bylaws, incumbency and resolutions by the board of directors of Buyer and Parent.

     (h) Transfer Documents. Buyer shall have executed and delivered to Seller the Transfer Documents to which it is a party and the Transaction Services Agreement.

     (i) Consents. Seller shall have obtained all the consents and approvals contemplated by Section 7.01(h) hereof.


                                 ARTICLE VIII

                             ENVIRONMENTAL MATTERS

     8.01. Environmental Representations and Warranties of Seller. As of the date hereof and as of the Closing Date, Seller hereby represents and warrants to Buyer that, to Seller's knowledge, with respect to the Assets and the operation of the Business located in Macon, Mississippi, except as specifically set forth in the Environmental Assessment:

     (a) The assets owned, leased, used or operated by Seller in the Business located in Macon, Mississippi (the "Operating Assets") are and have been, in material compliance with all applicable Environmental Laws (as defined below), and all rules, regulations, permits, licenses or other authorizations, standards, and requirements thereunder.

     (b) There is no suit, claim, action, notification or proceeding, pending or, to the knowledge of Seller, threatened, before any court, governmental agency, board or other forum pursuant to which Seller or any Owner has been or, with respect to threatened proceedings, may be named as a defendant or a potentially responsible party, or arising out of Seller's or any Owner's ownership, leasing or operation of the Operating Assets (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on any site owned (including as trustee), leased or operated by Seller or any Operating Assets.

     (c) To the knowledge of Seller, there is no reasonable basis for any suit, claim, action or proceeding of a type described in Section 8.01(b).

     (d) During the period of (i) the ownership (including as trustee), leasing or operation of any of the Operating Assets by Seller or any Affiliate of Seller, or (ii) participation by Seller or any Affiliate of Seller in the management of any property involved in the Business, there has been no Release (as defined below) or threatened Release of Hazardous Material in, on, under or affecting any such property in violation of Environmental Laws, good practice or contrary to the highest and best use of the Operating Assets.

     (e) To the knowledge of Seller, prior to the period of the ownership (including as trustee), leasing, operation or participation in the management of the Real Estate by Seller or any Affiliate of Seller, there was no Release of Hazardous Material in, on, under or affecting the Real Estate in violation of Environmental Laws, good practice or contrary to the highest and best use of the Operating Assets.

     (f) No underground storage tanks are located at the Real Estate and, to Seller's knowledge, no underground storage tanks have ever been removed from any of the Real Estate. All above-ground storage tanks located on the Real Estate have been used and maintained in compliance with all applicable legal requirements, and no leakage or spillage has occurred with respect to any such storage tank.

     (g) Schedule 8.01(g) hereto lists all environmental assessments, investigations, surveys, sample results, reports of releases, notices of violation, and administrative orders or judicial proceedings relating to environmental compliance and conditions, with respect to the Business, the Assets or the Operating Assets. Copies of the materials described in the preceding sentence have been provided to Buyer. All books, papers, documents and other materials provided to Buyer pursuant to this Section 8.01 are true, complete and accurate.

     (h) The Real Estate is not listed or, to the knowledge of Seller, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or the Comprehensive Environmental Response, Compensation and Liability Information System List ("CERCLIS") or on any similar state or foreign list of sites requiring investigation or cleanup; and no Lien has been filed against any Operating Assets under any Environmental Law.

     (i)  The following definitions apply for purposes of this Section 8.01:

          (i) "Hazardous Material" means (x) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including but not limited to any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., or any similar federal, state, local or foreign law), (y) any toxic chemical or other substance from or related to industrial, commercial or institutional activities and (z) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde;

          (ii) "Environmental Law" means any applicable federal, state, local or foreign law, rule or regulation relating to (1) pollution or protection of the environment, including natural resources, (2) exposure of persons, including but not limited to employees, to Hazardous Materials, (3) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Hazardous Materials or (4) regulation of the manufacture, use or introduction into commerce of Hazardous Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal; and

          (iii) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

     8.02. Environmental Covenant of Seller. Subject to Section 10.01 hereof, Seller hereby agrees that the costs (including any potential surcharges, fines or penalties) of remediating any conditions identified pursuant to the Environmental Assessments and the costs of remedying noncompliance with any applicable Environmental Laws, which noncompliance is discovered during the course of Buyer's due diligence, shall be paid by Seller.

                                  ARTICLE IX

                                   GUARANTY

     9.01. Guaranty Provisions. (a) Guaranty. The Parent hereby absolutely, unconditionally and irrevocably guarantees and becomes surety for the full and punctual payment of any and all liabilities and performance of any and all obligations of Buyer under this Agreement, the Transfer Documents to which it is a party and the Transitional Services Agreement (the "Guaranteed Obligations") as and when such payment or performance shall become due in accordance with the terms of such documents (the "Buyer Documents"). Parent's obligations under this
Section 9.01 constitute an absolute, irrevocable, present and continuing guarantee of payment and performance and not merely of collectibility, and is in no way conditioned upon any attempt to collect from or proceed against the Buyer or any other Person or any other event or circumstance. The obligations of the Parent under this Section 9.01 are direct and primary obligations of the Parent and are independent of the obligations of the Buyer for the Guaranteed Obligations, and a separate action or actions may be brought against the Parent regardless of whether action is brought against the Buyer or any other person or whether the Buyer or any other person is joined in any such action or actions.

     (b) Obligations Absolute. The Parent agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Buyer Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting the Guaranteed Obligations, any of the terms of the Buyer Documents or the rights of the Seller or any other person with respect thereto. To the fullest extent permitted by law, the obligations of the Parent under this Section 9.01 shall be absolute, unconditional and irrevocable, irrespective of any of the following:

          (i) any lack of legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization, dissolution or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Buyer Document or any of the Guaranteed Obligations; or

          (ii) any change in the time, place or manner of payment of, or in any other term of, any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Buyer Document; or

          (iii) any impairment by the Seller or any other person of any recourse of the Parent against the Buyer or any other person; or

          (iv) any bankruptcy, insolvency, reorganization, dissolution or similar proceedings with respect to, or any change, restructuring or termination of the corporate structure or existence of, the Buyer or any other person; or

          (v) the release or agreement not to sue without reservation of rights of Buyer, any other Person liable in any way for payment or performance of the Guaranteed Obligations; or

          (vi) the existence of any set-off right, or claim or any defense of any kind or nature, which Parent may have against Buyer or any other Person (other than Seller or Owners); or

          (vii) the power or authority or lack of power or authority of Buyer to execute and deliver the Buyer Document; or

          (viii) the existence or non-existence of Buyer as a legal entity; or

          (ix) the transfer by Buyer of all, or any part of, or any interest under the Buyer Documents.

     (c) Waivers, etc. To the fullest extent permitted by law, the Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Section 9.01, any requirement of acceptance hereof, reliance hereon or knowledge hereof by the Seller, and any requirement that the Seller exhaust any right or take any action against the Buyer or any other person or any collateral or other direct or indirect security for any of the Guaranteed Obligations.

     (d) Reinstatement. The obligations of Parent under this Section 9.01 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is avoided, rescinded or must otherwise be returned by the Seller for any reason, all as though such payment has not been made.

     (e) Subrogation, etc. Any rights which the Parent may have or acquire by way of subrogation, reimbursement, exoneration, contribution or indemnity, and any similar rights (whether arising by operation of law, by agreement or otherwise), against the Buyer, arising from the existence, payment, performance or enforcement of any of the obligations of the Parent under or in connection with this Section 9.01, shall be subordinate in right of payment to the Guaranteed Obligations, and the Parent shall not exercise any such rights until all Guaranteed Obligations and all other obligations under this Section 9.01 have been paid in full.

     (f) Continuing Agreement. This Section 9.01 is a continuing guaranty and shall continue in full force and effect until all Guaranteed Obligations and all other amounts payable under this Section 9.01 have been paid and performed in full.

                                   ARTICLE X

                                  TERMINATION

     10.01. Termination. Except as hereinafter in this Article X expressly provided, this Agreement and the rights and obligations of the parties hereunder shall terminate and be of no further force and effect upon the happening of one of the following events:

     (a)  At any time upon the mutual written agreement of the parties hereto;

     (b) At any time on or after January 31, 1996 by Buyer (provided it is not in default of its obligations hereunder) by written notice to Seller if the conditions set forth in Section 7.01 hereof shall not have been satisfied;

     (c) At any time on or after January 31, 1996 by Seller (provided it is not in default of its obligations hereunder) by written notice to

          Buyer if the conditions set forth in Section 7.02 hereof shall not have been satisfied; or

     (d) At any time by Seller by written notice to Buyer if the aggregate amount necessary for Seller to comply with Section 8.02 hereof and to remove any Liens (other than the Lien referred to in Schedule 3.04 hereto) reflected in the Title Report which are not satisfactory to Buyer shall exceed $150,000.

Notwithstanding any such termination, the provisions of Section 5.02(i), Section 6.01, Section 6.03 and Section 12.06 shall remain in full force and effect.

     10.02. Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.01, no party hereto shall have any claims or actions against any other party hereto arising from or relating to this Agreement except (i) pursuant to the terms of Section 1.03 hereof, (ii) pursuant to the provisions of this Agreement which expressly survive the termination and/or (iii) for actual fraud or willful failure or refusal on the part of a party to perform its obligations or covenants hereunder.

                                  ARTICLE XI

                           SURVIVAL; INDEMNIFICATION

     11.01. Survival. All covenants and agreements contained herein shall survive the Closing. The representations and warranties made in this Agreement shall survive for 15 months from the Closing Date; provided, however, that the representations and warranties in Sections 3.08 and 3.14(b) hereof shall survive for the applicable statute of limitations periods and the representations and warranties in Section 8.01 hereof shall survive for three years from the Closing Date.

     11.02. Indemnification by Seller. Seller hereby indemnifies and holds harmless each of Buyer and its officers, directors, agents and employees, and each Affiliate of Buyer (each an "Indemnified Buyer Person", collectively "Indemnified Buyer Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages (limited to actual damages but in no event lost profits, net of any related tax benefits and insurance recoveries), liabilities and expenses including, without limitation, reasonable legal fees (hereinafter, the "Buyer Damages"), arising out of any of the following: (i) any misrepresentation or breach of any of the representations or warranties given or made by Seller or any Owner in this Agreement, any Transfer Document or any other certificate, instrument or other document delivered by or on behalf of Seller or any Owner on the Closing Date in connection with the Acquisition (the "Transaction Documents"); (ii) any breach of any of the covenants given or made by Seller or any Owner in this Agreement or any other Transaction Document; (iii) any liability of Seller or any Owner with respect to any federal, state, local or foreign sales, use, income, profits or other tax (or penalties and interest thereon) other than any such taxes which are Current Liabilities or are attributable to or arising out of operations, events or circumstances relating to the Business occurring after the Closing; (iv) any claims for injuries to persons or property arising out of the use or operation of any of the products of Seller manufactured (provided that such products are sold within nine (9) months following the Closing Date) or sold prior to the Closing; (v) any other claims based upon breach of warranty, breach of contract or negligence with respect to any such products except that Seller shall not be required to indemnify any Buyer Indemnified Person with respect to the initial $225,000 of product replacement and product warranty claims asserted each calendar year (or portion thereof) following the Closing with respect to products manufactured and sold by Seller in the Business; (vi) failure to comply with any applicable bulk sales laws in connection with the transfer of the Assets hereunder; (vii) any liability incurred by Seller or any Owner for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or the Acquisition; or (viii) any other liability or obligation of Seller or any Owner, including any such liability or obligation, whether known or unknown, accrued, actual or contingent, liquidated or unliquidated, of Seller or any Owner incurred, attributable to, or arising out of the operation of the Business on or before the Closing Date, other than, in each of the foregoing cases set forth in clauses (i) through (ix) hereof, the Assumed Liabilities.

     11.03. Indemnification by Buyer. Buyer hereby indemnifies and holds harmless each of Seller and its officers, directors, agents and employees, and each Affiliate of Seller (each an "Indemnified Seller Person", collectively "Indemnified Seller Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages (limited to actual damages but in no event lost profits, net of any related tax benefits and insurance recoveries), liabilities and expenses including, without limitation, reasonable legal fees (hereinafter, the "Seller Damages"), arising out of (i) any misrepresentation or breach of any of the representations and warranties given or made by Buyer in this Agreement, any Transfer Document to which Buyer is a party, the Transitional Services Agreement or any certificate, document or instrument delivered by or on behalf of Buyer on the Closing Date in connection with the Acquisition (the "Buyer Documents"), (ii) the conduct of the Business and/or the use or ownership of the Assets after the Closing, (iii) any Assumed Liabilities, (iv) any liability of Seller under any law or regulation resulting from discharges of

Employees by Buyer after the Closing Date, (v) any breach of any of the covenants given or made by Buyer in this Agreement or any other Buyer Document,
(vi) any liability of Seller arising from Buyer's administering the tests contemplated by Section 6.04 (other than any liability arising from any contractual arrangement between Seller and any Employee) or (vii) any liability incurred by Buyer or Parent for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement.

     11.04.  Indemnification Procedures.

     (a) Indemnification. As used herein, with respect to Seller Damages, the term "Indemnitor" shall mean Buyer, and "Indemnitee" shall mean Seller; with respect to Buyer Damages, the term "Indemnitor" shall mean Seller, and "Indemnitee" shall mean Buyer; the term "Damages" shall mean, as appropriate, Seller Damages or Buyer Damages. Promptly after the receipt by an Indemnitee of notice or discovery of any Damages, whether or not giving rise to indemnification rights hereunder, such Indemnitee will give the Indemnitor written notice of such Damages (a "Claim") in accordance with paragraph (b) of this section. If such Claim involves third parties, within fifteen days of delivery of such written notice the Indemnitor may, at the expense of the Indemnitor, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement satisfactory to the Indemnitor. If the Indemnitor makes the foregoing election, the Indemnitee will have the right to participate at its own expense in all proceedings. If the Indemnitor does not make such election, the Indemnitee shall be free to handle the prosecution or defense of any such Claim at the sole cost of the Indemnitor and will timely notify the Indemnitor of the progress of any such Claim, will permit the Indemnitor at the sole cost of the Indemnitor to participate in such prosecution or defense and will provide the Indemnitor with reasonable access to all relevant information and documentation relating to the Claim and the Indemnitee's prosecution or defense thereof. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim. The Indemnitor shall have the right to compromise or settle, with the Indemnitee's prior written consent (which shall not be unreasonably withheld, conditioned or delayed, except no such consent shall be required if such compromise or settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnitee), any Claim. In the event the Indemnitee refuses to consent to any compromise or settlement recommended by the Indemnitor which would have been concluded but for the Indemnitee's failure to give consent, then the Indemnitor's liability to the Indemnitee hereunder with respect to any such Claim which would have been barred by such compromise or settlement shall not exceed the amount which the Indemnitor would have paid pursuant to said proposed compromise or settlement.

     (b) Notice of Claim. Each notice of a Claim by the Indemnitee (the "Notice of Claim") will be in writing and will contain the following information to the extent it is reasonably available to the Indemnitee:

          (i) the Indemnitee's good faith estimate of the reasonably foreseeable amount of the alleged Damages (which amount, in the case of a Claim involving a third party, may be the amount of damages claimed by any third party plaintiff in an action brought against the Indemnitee based on alleged facts, which if true, would constitute a breach of the Indemnitor's representations and warranties); and

          (ii) A brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnitee's good faith belief thereof, including, without limitation, the identity and address of any third party claimant (to the extent reasonably available to the Indemnitee) and copies of any formal demand or complaint.

     (c) Resolution of Notice of Claim. Any Notice of Claim received by the Indemnitor pursuant to paragraph (b) above will be resolved as follows:

          (i) Uncontested Claims. In the event that Indemnitor does not contest a Notice of Claim in writing to Indemnitee within 20 calendar days after a Notice of Claim containing a statement of the claimed Damages is delivered pursuant hereto, Indemnitor shall pay the amount of Damages specified in the Notice of Claim within 20 days after delivery of such Notice of Claim.

          (ii) Contested Claims. Contested Claims (as hereinafter defined) shall be resolved by such dispute procedure as the parties shall agree to or failing such agreement by a proceeding brought in accordance with
     Section 12.03 hereof. In the event that the Indemnitor gives written notice contesting all, or a portion of, a Notice of Claim to the Indemnitee (a "Contested Claim") within the 20-day period provided above, matters that are subject to third party claims brought against Buyer or Seller in a litigation or arbitration will await the final decision, award or settlement of such litigation. Any portion of the Notice of Claim that is not contested will be resolved as set forth above in paragraph (c)(i).

     (d) Product Warranty and Product Liability Claims. With respect to matters covered by Section 11.02(v), Buyer shall promptly advise Seller in the event that either (i) the amount of claims of the nature referred to therein is reasonably expected to exceed $225,000 in any calendar year or (ii) Buyer has received a substantial number of similar or repetitive claims. With respect to Claims of the nature referred to in Section 11.02(iv), Buyer shall handle such Claims in accordance with the normal procedures of Parent in respect of product liability claims, which includes involvement of the Division President, and in the same manner and with the same diligence as Parent handles such claims.

     (e) Other Matters. The provisions of this Section 11.04 shall apply to all Claims except that, notwithstanding Section 11.04(a), with respect to any Claim under Section 11.02(i) involving third parties which, together with all Claims theretofore made under such Section, does not exceed the Threshold Amount, Buyer shall be entitled to prosecute or defend such Claim in good faith using the same prudence and business judgment as Parent would use if Buyer had no indemnification rights hereunder, until such time as Seller shall reasonably determine that the Threshold Amount has been or is likely to be exceeded, at which time Seller shall be entitled to assume such prosecution or defense in accordance with Section 11.04. If the Threshold Amount is so exceeded the cost of such defense or prosecution shall be included in the Claim.

     Section 11.05. Limitations. Notwithstanding anything to the contrary set forth in this Article XI:

     (a) In the event that before the Closing Date Seller notifies Buyer of any development which causes any representation, warranty or covenant made by or on behalf of Seller or any Owner in any Transaction Document to be incorrect or breached in any material respect, specifying such development and each such representation, warranty or covenant and within 24 hours of receipt of such notice, Buyer shall not have advised Seller that Buyer does not waive such breach, each such representation, warranty or covenant shall be deemed amended to the extent, but only to the extent, necessary to reflect such development. If Buyer elects not to waive such breach, then this Agreement shall terminate in accordance with the provisions of Section 10.02 hereof and the Escrow Agent shall return the Earnest Money, together with accrued interest thereon, to Buyer.

     (b) In the event that Buyer elects to close the Acquisition despite the fact that Buyer has actual knowledge of a fact or circumstance which causes one or more of the conditions set forth in Section 7.01 not to have been fulfilled, Buyer shall be deemed to have waived such condition or conditions to the extent, but only to the extent, of such fact or circumstance and shall have no Claim against Seller or any Owner with respect to such fact or circumstance;

     (c) Seller shall not have any obligation to indemnify any Indemnified Buyer Person (i) with respect to any Claim as to any matters referred to in
Section 11.02(i) (other than a breach of the representations and warranties set forth in Section 3.25) unless and until the aggregate amount of all Claims under

Section 11.02(i) exceeds $400,000 (the "Threshold Amount"); provided that once the aggregate amount of all Claims under Section 11.02(i) exceeds the Threshold Amount the Claims which would otherwise be excluded from indemnification by virtue of this clause (i) shall no longer be so excluded and (ii) subject to clause (e) of this Section 11.05, with respect to any Claims, once the aggregate amount of all Claims paid by Seller hereunder equal $7,500,000; and

     (d) In the event that the aggregate amount received by Buyer from the Closing Date through the six month anniversary of the Closing Date from the collection of the accounts receivable reflected on the Closing Date Balance Sheet ("Closing Receivables") shall be less than the amount of the Closing Receivables (net of any applicable reserve) reflected on such Closing Date Balance Sheet, Seller shall, on demand from Buyer, repurchase from Buyer, the uncollected Closing Receivables at the face amount thereof. In determining whether a particular Closing Receivable has been paid, Buyer shall apply payments received from customers on a "first in - first out" basis unless the customer shall specify that a particular payment is for a particular invoice or in the case of an on account payment a particular amount is in dispute. Buyer shall sell such Closing Receivables to Seller without representation or warranty of any kind except that Buyer shall warrant that the Closing Receivables sold are free of Liens in favor of any person claiming by, through or under Buyer.

     (e) The provisions of this Article XI shall constitute the exclusive remedy of all Buyer Indemnified Persons and Seller Indemnified Persons for any and all claims by any such person against any party hereto relating to the Transaction Documents or the Buyer Documents and the transactions contemplated hereby or thereby except for suits or proceedings permitted or contemplated by Section
10.02 or 12.04 hereof.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by telecopy (with a copy thereof sent promptly in accordance with clause (ii)) or (ii) on the date received if mailed by registered or certified mail (return receipt requested) or sent via nationally recognized overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to Buyer or Parent:

                    Heritage Vinyl Products Inc.
                    c/o Jannock, Inc.
                    Foster Plaza Seven
                    661 Andersen Drive
                    Pittsburgh, PA 15220
                    Attention: President
                    Fax No. 412-928-5745

          with a copy to:

                    R. Harold Weir, Esquire
                    Vice President, Secretary and
                      General Counsel
                    Jannock Limited
                    Suite 5205 Scotia Plaza
                    40 King Street West
                    Toronto, Ontario M5H 3Y2
                    Fax No. 416-364-9342

          and a copy to:

                    Thomas Todd, Esquire
                    Reed Smith Shaw & McClay
                    435 Sixth Avenue
                    Pittsburgh, Pennsylvania 15219
                    Fax No. 412-288-3063

     (b)  if to Seller or any Owner:

                    The GSI Group, Inc.
                    f/k/a Grain Systems, Inc.
                    1004 East Illinois Street
                    P.O. Box 20
                    Assumption, Illinois 62510
                    Attention: Craig Sloan
                               Chief Executive Officer
                    Fax No.: 217-226-4439

          with a copy to:

                    The GSI Group, Inc.
                    f/k/a Grain Systems, Inc.
                    P.O. Box 20
                    1004 East Illinois Street
                    Assumption, Illinois 62510
                    Attention: John Funk, Esquire
                    Vice President and General Counsel
                    Fax No. 217-226-4439
             and a copy to:

                    Sachnoff & Weaver, Ltd.
                    30 South Wacker Drive - 29th Floor
                    Chicago, Illinois 60606
                    Attention: Stewart Dolin, Esquire
                    Fax No. 312-207-6400

     12.02. Counterparts. This Agreement may be executed in counterparts (including executed counterparts delivered and exchanged by facsimile transmission) each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     12.03. Submission to Jurisdiction; Waiver of Jury Trial. The parties hereto hereby irrevocably and unconditionally:

     (i) Agree that any action, suit or proceeding by any person arising from or relating to this Agreement or any other Transaction Document or any statement, course or conduct, act, omission, or event occurring in connection herewith or therewith (collectively, "Related Litigation") shall be brought only in any State or Federal Court of competent jurisdiction sitting in Illinois and submit to the jurisdiction of such courts;

     (ii) Waive any objection which any such party may have at anytime to the laying of venue of any Related Litigation brought in any such court, waive any claim that any such Related Litigation has been brought in an inconvenient forum, and waive any right to object, with respect to any Related Litigation brought in any such court, that such court does not have jurisdiction over such party;

     (iii) Consent and agree to service of any summons, complaint or other legal process in any Related Litigation by registered or certified U.S. mail, postage prepaid, to each such party at the respective address for notices described in Section 12.01 hereof, and consent and agree that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law); and

     (iv) Waive the right to trial by jury in any Related Litigation.

     12.04. Specific Performance, Etc. The parties agree that the Assets as a going concern constitute unique property. There is no adequate remedy at law for the damage which Buyer might sustain for failure of Seller to consummate the transactions contemplated by this Agreement (provided that such failure is not as a result of any of the conditions specified in Section 7.02 hereof not being fulfilled), and accordingly, Buyer shall be entitled, at its option, to the remedy of specific performance to enforce the sale of the Assets by Seller to Buyer pursuant to this Agreement. In addition, Buyer shall be entitled, at its option, to injunctive or other appropriate equitable relief for the breach by Seller of Section 5.01 hereof and Seller shall be entitled to such relief for the breach of Buyer of Section 6.03 hereof. The successful party in any proceeding brought under or in connection with this Agreement or any other Transaction Documents or Buyer Documents (including any proceeding under Article XI hereof) shall be entitled, in addition to all other damages, to be reimbursed for its reasonable costs, including attorneys and experts fees, incurred in connection with such action.

     12.05. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois.

     12.06. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement. Buyer will bear the cost of (i) the HSR Act filing, including the filing fee, being made by it (ii) the Environmental Assessments and (iii) the costs of obtaining the survey and the title Insurance contemplated by Section 7.01 hereof. Buyer and Seller shall each pay half of the cost of all transfer taxes payable in connection with the transfer of the Assets from Seller to Buyer (provided that Seller shall be responsible for all such taxes payable in connection with any such transfer to Seller from any Affiliate thereof or otherwise).

     12.07. Waiver; Amendment. Any provision of this Agreement may be (i) amended or modified at any time (including the structure of the transactions contemplated hereby, or any part thereof), by an agreement in writing among the parties hereto and executed in the same manner as this Agreement or (ii) waived by the party benefitted by the provision.

     12.08. Entire Agreement; No Third-Party Beneficiaries; Etc. This Agreement, together with all Schedules attached hereto and agreements referred to herein, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made including in the Letter of Intent dated November 17, 1995. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise explicitly stated herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     12.09. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void.

     12.10. Knowledge. As used herein, the term "knowledge of Seller" or "knowledge of Buyer" or words of similar import shall mean information which is known or should be known to management or executive level employees of such party after reasonable investigation.

     12.11. Announcements. (a) Seller and Buyer will consult with each other as to the form, substance and timing of the initial general notices, releases, statements and communications with employees, suppliers, distributors and customers and to the general public and the press relating to this Agreement, and no such announcement or other public disclosure shall be made without the consent of the other party, which either party may withhold in its sole discretion; provided, however, that the foregoing shall only apply to such announcements as are made prior to the Closing Date.

     (b) After the Closing Date, Seller and Buyer will consult with each other as to the form, substance and timing of the initial notices, releases, statements and communications with employees, suppliers, distributors and customers and to the general public and the press relating to this Agreement, and no such announcement or other public disclosure shall be made without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the foregoing restriction shall only be applicable for thirty (30) days following the Closing Date.

     (c) Notwithstanding anything to the contrary in this Section 12.11, the parties may make such disclosures as are required by law after making reasonable efforts in the circumstances to consult in advance with the other parties. Information provided by either party to third parties whose assistance and cooperation may, in the judgment of such informing party, be required for the successful consummation of the transactions contemplated hereby shall not be construed as a general notice, release, statement or communication within the meaning or intent of this section.

     (d) Buyer acknowledges that it has given Seller permission to advise the Employees of the existence of the transactions contemplated herein.

     12.12. Construction. This Agreement has been negotiated by the respective parties hereto and their attorneys, and language hereof will not be construed for or against either party. A reference to an article, section, schedule or exhibit will mean an article or section in, or a schedule or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

     12.13. Limited Joinder. Each of the Owners joins and becomes a party to this Agreement for the limited purpose of becoming and being bound by Sections 1.02, 2.01, 2.02, 2.03, 2.06, 2.07(a), 5.01, 5.05 and 11.05 and Article XII
hereof, but only to the extent that such provisions expressly pertain to the Owners. No other provision of this Agreement shall bind any Owner.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

                                    JANNOCK, INC.

                                       /s/ M. A. Russo
                                    By______________________________

                                    HERITAGE VINYL PRODUCTS INC.

                                       /s/ M. A. Russo
                                    By______________________________
                                    Title: President

                                    THE GSI GROUP, INC. (f/k/a
                                    GRAIN SYSTEMS, INC.)

                                       /s/ John C. Sloan
                                    By:_____________________________

                                            CEO
                                    Title:___________________________

     Joined in by the following parties solely for the purposes set forth in
Section 12.13 hereof, as of the date first written above.

/s/ John Funk                            /s/ Larry Sloan
_____________________________            _____________________________
Witness                                  Larry Sloan


/s/ John Funk                            /s/ John C. Sloan
_____________________________            _____________________________
Witness                                  John C. Sloan


/s/ John Funk                            /s/ James E. Sloan
_____________________________            _____________________________
Witness                                  James E. Sloan


/s/ John Funk                            /s/ Thomas G. Sloan
_____________________________            _____________________________
Witness                                  Thomas G. Sloan